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DATA STATED IN THOUSANDS

                            VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION


REGULATION                 STATEMENT CAPTION            FIRST QTR. FIRST QTR.    TO DATE
                                                           1998       1997    1998     1997
5-02 (1)            Cash and Cash Items                    19636    13819   19636    13819
5-02 (2)              Marketable Securities                91128    80562   91128    80562
5-02 (3)(b)(1)      Notes Receivable                      259870   214560  259870   214560
5-02 (4)            Allowance for Doubtful Accounts         3197     2446    3197     2446

5-02 (15)           Total Assets                          392011   323400  392011   323400

5-02 (24)           Other Liabilities                     356332   293230  356332   293230
5-02 (30)           Common Stock (Net of Treasury Stock)     755      735     755      735
5-02 (31)(a)(2)     Additional Capital Other               12460    10195   12460    10195
5-02 (31)(a)(3)(ii) Retained Earnings - Unappropriated     22464    19240   22464    19240

5-03 (b)(1)(e)      Other Revenues                          8147     7206    8147     7206

5-03 (b)(2)(e)      Cost of Other Revenues                  3079     2674    3079     2674

5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                           3392     2982    3392     2982

5-03 (b)(10)        Income Before Taxes and Other Items     1676     1550    1676     1550

5-03 (b)(11)        Income Tax Expense                       568      537     568      537

5-03 (b)(14)        Income/Loss from Continuing Operations  1108     1013    1108     1013


5-03 (b)(19)        Net Income or Loss                      1108      1013   1108     1013


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